Exhibit 99.1
NEWS RELEASE

Invuity Provides Update on PhotonBlade Commercialization

SAN FRANCISCO, June 13, 2017 - Invuity, Inc. (NASDAQ:IVTY), a medical technology company focused on minimal access surgery, today provided an update on plans for PhotonBlade commercialization. As previously announced, the Company began a limited market release of PhotonBlade in March, 2017.  During this phase, the Company gathered feedback on product performance which has informed upcoming product enhancements for PhotonBlade.  In addition, a small number of customer observations were recently received, which related to possible unintended energy discharge with the potential to cause tissue damage to patients.  To mitigate the potential for patient injury, the Company has elected to initiate a voluntary recall and remove the small number of remaining units from the field.  The company expects to begin shipping product again in the third quarter of 2017, after planned product enhancements have been made.

“During this limited market release, we received extremely positive market feedback on PhotonBlade. However, due to a small number of reports of unintended energy release from the device we have proactively elected to take these steps”, said President and CEO Phillip Sawyer.  “This is consistent with our corporate values centering on quality and safety and we are rapidly implementing product improvements in preparation for a full market release.”

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company's proprietary Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery. Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial projections for 2017, expectations for the launch of PhotonBlade, future product introductions and our commercial strategies. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the

Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com